Exhibit 99.1

NEWS RELEASE

For Release on October 26, 2015	Contact: Steven D. Lance
4:05 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Announces Preliminary Results for the Second Quarter FY 2016

San Ramon, CA – October 26, 2015 – Giga-tronics Incorporated (Nasdaq: GIGA) announced today preliminary results for the second quarter of fiscal 2016. Net sales for the second quarter are expected to be in the range of $2.9 million to $3.1 million, compared to quarterly net sales ranging from $4.3 million to $5.1 million over the past four quarters. Net loss for the second quarter is expected to be between $1.0 million to $1.4 million.

These preliminary, unaudited financial results are based on management’s initial review of operations for the quarter ended September 26, 2015, and remain subject to change based on management’s ongoing review of the second quarter results.

Mr. John Regazzi, the Company's CEO stated, “In the second quarter we experienced delays in shipments due to late arriving materials from our suppliers and technical issues associated with the new Advanced Signal Generator. Many of the delayed second quarter shipments have been delivered to customers this month, including multiple units of the Advanced Signal Generator. Our second quarter ending backlog remained substantial at $15.8 million, of which $6.5 million is shippable within a year. We will provide more details on our upcoming regular quarterly results conference call.”

Giga-tronics also announced today a lapse in AS9100C certification of its Supplier Quality Management System. Certification did not impact sales in the second quarter of fiscal 2016, but could impact future orders and shipments if the Company does not regain AS9100C certification or reach other satisfactory arrangements with those customers requiring such certification.

Mr. Regazzi concluded, “We are working diligently to regain AS9100C compliance. Not all orders and shipments require AS9100C certification, and when required we are working with customers on other measures that can be taken to support shipments during this lapse.”

Second Quarter FY 2016 Results Conference Call Information:

Giga-tronics will host a conference call on Monday November 9, 2015 at 4:30 p.m. ET to discuss the second quarter results. To participate in the call, dial (888) 424-8151 or (847) 585-4422, and enter PIN Code 9178731#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion will reflect management's views as of November 9, 2015.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, long term growth, shipments, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it, receipt or timing of future orders, cancellations or deferrals of existing or future orders, our need for additional financing, probable delisting from trading on the NASDAQ Capital Market and moving to the OTCQB marketplace; the volatility in the market price of our common stock; the ability to regain AS9100C certification; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 28, 2015 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Results of Operations".

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